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                                                                      EXHIBIT 16

                              COMSAT CORPORATION
                             AMENDED AND RESTATED
                       CHANGE IN CONTROL SEVERANCE PLAN


     COMSAT CORPORATION, a District of Columbia corporation (the "Company"), has adopted this Amended and Restated Change in Control Severance Plan (the "Plan"), effective as of September 18, 1998, for the benefit of certain key employees of the Company. This Plan is a complete amendment and restatement of the Change of Control Severance Plan adopted by the Company as of June 20, 1997.

     The purposes of the Plan are as follows:

     (1) To reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without the distraction arising from the possibility of a change in control of the Company; and

     (2) To enable and encourage the Company's management to focus their attention on obtaining the best possible deal for the Company's shareholders and to make an independent evaluation of all possible transactions, without being diverted by their personal concerns regarding the possible impact of various transactions on the security of their jobs and benefits.

     (3) To provide severance benefits to any Participant (as defined below) who incurs a termination of employment under the circumstances described herein within a certain period following a Change in Control (as defined below).

     1.  DEFINED TERMS.  For purposes of the Plan, the following terms shall
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have the meanings indicated below:

     (A) "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

     (B) "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act. The terms "Beneficial Ownership" and "Beneficially Owned" shall have correlative meanings.

     (C) "Benefits Continuation Period" shall mean (i) with respect to each Group I Participant, the twenty-four (24) month period immediately following the Participant's Date of Termination (as defined below), (ii) with respect to each Group II Participant, the eighteen (18) month period immediately following the Participant's Date of Termination, and (iii) with respect to each Group III Participant, the fifteen (15) month period immediately following the Participant's Date of Termination.

     (D) "Board" shall mean the Board of Directors of the Company.

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

     (E) "Cause," with respect to any Participant, shall mean (i) the Participant's continued failure to perform his or her material duties with the Company (other than any such failure resulting from the Participant's incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Participant's supervisor, which demand specifically identifies the manner in which such supervisor believes that the Participant has not performed his or her duties, (ii) the Participant's continued failure to substantially follow and comply with the specific and lawful directives of the Participant's supervisor, as reasonably prescribed by such supervisor (other than any such failure resulting from the Participant's incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Participant's supervisor, which demand specifically identifies the manner in which such supervisor believes that the Participant has so failed to follow and comply, (iii) the engaging by the Participant in misconduct that is materially injurious to the Company or its reputation, or (iv) the Participant's indictment of a felony, whether or not such felony was allegedly committed in connection with the Company's business.

     (F) A "Change in Control" of the Company shall be deemed to have occurred upon the happening of any one of the following events:

         (i) the acquisition by any Person of Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company; or

         (ii) any change in the composition of the Board such that the individuals who, as of May 17, 1996, constitute those members of the Board who have been elected by the shareholders of the Company in accordance with the provisions of Section 303(a) of the Communications Satellite Act of 1962, as amended (the "Incumbent Directors"), cease for any reason to constitute a majority of the Board at any time; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election, was approved by a vote of at least three-fourths (3/4) of the then Incumbent Directors shall be considered as though such individual were an Incumbent Director; or

         (iii) approval by the shareholders of the Company of a merger, share exchange, swap, consolidation, recapitalization or other business combination involving the Company and any other corporation or entity (a "Transaction"), the effect of which would result in the combined voting securities of the Company immediately prior to the effectiveness of such Transaction continuing to represent less than sixty percent (60%) of the combined voting power of the voting securities of the Company, or of any surviving entity of, or parent entity following, the Transaction, immediately after the effectiveness of the Transaction; or

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

          (iv) approval by the shareholders of the Company of (A) a complete liquidation or dissolution of the Company, or (B) the sale or disposition by the Company of all or substantially all of its assets other than to a corporation or entity with respect to which following such sale or other disposition more than eighty percent (80%) of the then combined voting power of the voting securities of such corporation or entity is, immediately following such sale or disposition, Beneficially Owned by all or substantially all of the individuals and entities who were the Beneficial Owners of the voting securities of the Company upon or immediately before such approval; or

          (v)  any event that would be required to be reported in response to
     Item 6(e) or any successor thereto of Schedule 14A of Regulation 14A promulgated under the Exchange Act;

provided, however, that none of the events described in clauses (i) through (v) above shall be deemed to constitute a Change in Control if, prior to the occurrence of such event, the Board adopts a resolution specifically providing that the event shall not be deemed to constitute a Change in Control for purposes of the Plan; provided, further, that, notwithstanding the foregoing, with respect to the Lockheed Merger, the following provisions shall apply: (a) the signing of the Lockheed Merger Agreement shall not constitute a Change in Control for purposes of the Plan, (b) the approval by the Board or the Company's shareholders of the Lockheed Merger or the Lockheed Merger Agreement shall not constitute a Change in Control for purposes of the Plan, (c) the commencement or the closing of the tender offer by Lockheed to purchase shares of the Company's common stock as contemplated by the Lockheed Merger Agreement shall not constitute a Change in Control for purposes of the Plan, (d) the acquisition by Lockheed or Regulus, LLC of COMSAT Government Systems, Inc. shall not constitute a Change in Control for purposes of the Plan, and (e) upon the closing of the Lockheed Merger, a Change in Control of the Company shall be deemed to have occurred for purposes of the Plan.

     (G) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     (H) "Committee" shall mean the committee responsible for administering the Plan, as described in Section 3 hereof.

     (I) "Company" shall mean COMSAT Corporation, a District of Columbia corporation, and, except in determining under Section 1(F) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets.

     (J) "Disability" shall be determined in accordance with the Company's long-term disability plan.

     (K) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

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     (L) "Good Reason," with respect to any Participant, shall mean the occurrence (without the Participant's express written consent) after a Change in Control of any of the following circumstances unless such circumstances are fully corrected (provided such circumstances are capable of correction) within the cure period specified in Section 5.1 hereof:

         (i) the Company's assignment to the Participant of duties which are professionally inconsistent with the occupational and educational requirements of the Participant's position within the Company immediately prior to the Change in Control;

          (ii) any relocation by the Company of the Participant's offices to a location outside the Washington, D.C. metropolitan area;

          (iii) the Company's reduction of the Participant's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

          (iv) the Company's failure to pay to the Participant any portion of his or her current compensation or to pay to the Participant any portion of an installment of deferred compensation under any deferred compensation program of the Company, within twenty (20) days of the date such compensation is due;

          (v) the Company's failure to obtain a satisfactory agreement from any successor to assume this Plan and the Company's obligations hereunder, as contemplated in Section 7.1(A) hereof; or

          (vi) any purported termination of the Participant's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of the Plan, which purported termination shall not be effective for purposes of the Plan.

provided, however, that none of the following circumstances, in and of itself, shall constitute Good Reason for purposes of the Plan: (a) a change in the Participant's reporting structure within the Company which does not adversely affect the Participant's duties within the Company, (b) a reduction in the Participant's title which does not adversely affect the Participant's duties within the Company, (c) a transfer of the Participant to another position within the Company which does not adversely affect the Participant's duties within the Company, and (d) a change in the Participant's status, position, or duties within the Company which change results solely by virtue of the Company ceasing to be a publicly held corporation or becoming a subsidiary of Lockheed.

     A Participant's right to terminate his or her employment for Good Reason shall not be affected by the Participant's incapacity due to physical or mental illness following the occurrence of the circumstance constituting Good Reason. Except as otherwise provided in Section 5.1 hereof, a Participant's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

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     (M) "Group I Participants" shall mean those persons listed on SCHEDULE A hereto, provided that such schedule shall not be subject to amendment.

     (N) "Group II Participants" shall mean those persons listed on SCHEDULE B hereto, provided that such schedule shall not be subject to amendment.

     (O) "Group III Participants" shall mean those persons listed on SCHEDULE C hereto, provided that such schedule shall not be subject to amendment.

     (P) "Lockheed Merger" shall mean the proposed merger of the Company and Lockheed Martin Corporation ("Lockheed") pursuant to the Lockheed Merger Agreement.

     (Q) "Lockheed Merger Agreement" shall mean that certain Agreement and Plan of Merger, dated as of September 18, 1998, among the Company, Lockheed and Deneb Corporation.

     (R) "Participants" shall mean, collectively, the Group I Participants, the Group II Participants, and the Group III Participants.

     (S) "Person" shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries,
(ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

     (T) "Protected Period" shall mean the period beginning on the date of a Change in Control and ending on the date which is eighteen months after the date of such Change in Control.

     2.  EFFECTIVE DATE OF PLAN.  The effective date of the Plan shall be
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September 18, 1998.  The Plan shall remain in effect until the earlier of (i)
such time as the Company has discharged all of its obligations hereunder, or
(ii) the date of the termination of the Plan pursuant to Section 10.3 hereof.

     3.  ADMINISTRATION.
         --------------

     (A) Prior to the date of a Change in Control, the Plan shall be interpreted, administered and operated by the Compensation Committee of the Board; on and after the date of a Change in Control, the Plan shall be interpreted, administered and operated by a committee appointed by the acquiring company in the Change in Control transaction (the "Acquiror"). In

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each case, the Committee shall have complete authority, in its sole discretion subject to the express provisions of the Plan, to determine who shall be a Participant, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the Plan. Notwithstanding the foregoing, the Committee may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

     (B) All expenses and liabilities which members of the Committee incur in connection with the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, appraisers, brokers, or other persons, and the Committee, the Company and the Company's officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully protected by the Company in respect of any such action, determination or interpretation.

     4.   BENEFITS PROVIDED.
          -----------------

     4.1 Termination After Change in Control. Subject to Section 4.2 hereof, if a Participant's employment is terminated during the Protected Period (a) by the Company other than for Cause or Disability, or (b) by the Participant for Good Reason, the Company shall, in lieu of any other severance payments or benefits payable by the Company to the Participant, pay the Participant the amounts, and provide the Participant with the benefits, described in this
Section 4.1 ("Severance Payments").

          (A) The Company shall pay to the Participant the following amounts during the Benefits Continuation Period: (i) the Participant's annual base salary as in effect immediately prior to the Date of Termination or, if higher, as in effect immediately prior to the Change in Control, and (ii) the Participant's targeted annual bonus under the Company's Annual Incentive Plan for the year in which such Date of Termination occurs or, if higher, the year in which the Change in Control occurs. The payments set forth in this Section 4.1(A) shall be made in accordance with the Company's regular payroll practices with respect to the payment of salaries and bonuses, as in effect immediately prior to the Date of Termination. Notwithstanding anything contained herein, if the amount that the Participant is entitled to receive under Section 8(B) or Section 8(C), as the case may be, of the Company's Retention Bonus Plan is greater than the aggregate amount that the Participant is entitled to receive under this
     Section 4.1(A), then the Participant shall forfeit all rights to receive any and all payments under this Section 4.1(A).

          (B) During the Benefits Continuation Period, the Company shall provide the Participant and his or her dependents with the same group health and welfare benefits (including, without limitation, life, disability, accident and health insurance) to which the

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

     Participant would have been entitled had he or she remained continuously employed by the Company during the Benefits Continuation Period, such benefits to be provided on the same terms and conditions and at the same cost to the Participant as would have been applicable to the Participant had he or she remained so employed; provided, however, that if the Participant becomes reemployed with another employer and is eligible to receive such benefits under another employer's plans, the Company's obligations under this Section 4.1(B) shall be reduced to the extent that comparable benefits are actually received by the Participant during the Benefits Continuation Period, and any such benefits actually received by the Participant shall be reported to the Company. In the event that the Participant is ineligible under the terms of the Company's benefit plans to continue to be so covered, the Company shall provide the Participant with substantially equivalent coverage through other sources or will provide the Participant with a lump sum payment (determined on a present value basis using the interest rate provided in section 1274(b)(2)(B) of the Code on the Date of Termination) in such amount that, after all taxes on that amount, shall be equal to the cost to the Participant of providing himself or herself such benefit coverage. At the termination of the benefits coverage under the second preceding sentence, the Participant and his or her dependents shall be entitled to continuation coverage pursuant to section 4980B of the Code, sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws, as if the Participant had terminated employment with the Company on the date such benefits coverage terminates.

          (C) The Company shall pay to the Participant any earned but unpaid portion of the Participant's base salary as of the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which the Participant is entitled under any compensation plan or practice of the Company at the time such payments are due.

     4.2 Section 280G. (A) Notwithstanding anything in this Plan to the contrary, in the event that it shall be determined that any payment or benefit to a Participant, whether pursuant to the terms of this Plan or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of section 280G of the Code, the Participant shall be paid an additional amount (a "Gross-Up Payment") such that the net amount retained by the Participant after deduction of any excise tax imposed under section 4999 of the Code, and any federal, state and local income and employment taxes and excise tax, including any interest and penalties with respect thereto, imposed upon the Gross-Up Payment shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Participant's residence on the date the Payment is made, net of the reduction in federal income taxes that the Participant may obtain from the deduction of such state and local income taxes.

     (B) All determinations to be made under this Section 4.2 shall be made by the Company's independent public accountant immediately prior to the date the Payment is made (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations and workpapers both to the Company and the Participant within ten (10) days of such date. Any such determination by the Accounting Firm shall be binding upon the Company and the Participant. Within five days after receipt of the Accounting Firm's determination, the Company shall pay to the Participant the Gross-Up Payment determined by the Accounting Firm.

     (C) In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of a Payment or Gross-Up Payment, a change is finally determined to be required in the amount of taxes paid by the Participant, appropriate adjustments shall be made under this Section 4.2 such that the net amount which is payable to the Participant after taking into account the provisions of section 4999 of the Code and any interest and penalties shall reflect the intent of the parties as expressed in paragraph (A) of this Section 4.2, in the manner determined by the Accounting Firm. The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall: (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; (iii) cooperate with the Company in good faith in order effectively to contest such claim; and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any excise tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4.2, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (D) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in paragraphs (B) and (D) of this Section 4.2 shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to paragraphs (B) and
(C) of this Section 4.2, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

     5.   TERMINATION PROCEDURES.
          ----------------------

     5.1 Notice of Termination. Any purported termination of a Participant's employment following a Change in Control (other than by reason of death) shall be communicated by written Notice of Termination from one party to the other party in accordance with Section 8 hereof. For purposes of this Plan, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant's employment under the provision so indicated. Further, no termination for Cause shall be effective without (i) reasonable notice to the Participant setting forth the reasons for the Company's intention to terminate, and (ii) an opportunity for the Participant to cure or correct any such breach within twenty (20) days after receipt of such notice. Notwithstanding anything contained herein, no termination for Good Reason shall be effective unless (i) the Participant has delivered to the Company a Notice of Termination in accordance with this Section 5.1 within thirty (30) days after the occurrence of the event or circumstance which constitutes Good Reason under Section 1(L) hereof, and (ii) the Company has been afforded an opportunity to cure or correct such event or circumstance within twenty (20) days after receipt of such notice.

     5.2 Date of Termination. "Date of Termination," with respect to any purported termination of a Participant's employment (other than by reason of the Participant's death), shall mean (i) if the Participant's employment is terminated for Disability, the date upon which a Notice of Termination is given, and (ii) if the Participant's employment is terminated for any other reason, the date specified in the Notice of Termination (which shall be within thirty (30) days from the date such Notice of Termination is given).

     6.   NO MITIGATION.  The Company agrees that, in order for a Participant to
          -------------
be eligible to receive the Severance Payments and other benefits described herein, the Participant is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company pursuant to Section 4 hereof. Further, the amount of any payment or benefit provided for in this Plan (other than pursuant to Section 4.1(B) hereof) shall not be reduced by any compensation or income earned by the Participant as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise.

     7.   SUCCESSORS; BINDING AGREEMENT.
          -----------------------------

     7.1 (A) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume this Plan and all obligations of the Company hereunder in the same manner and to the same extent that the Company would be so obligated if no such succession had taken place.

          (B) This Plan shall inure to the benefit of and shall be binding upon the Company, its successors and assigns, but without the prior written consent of the Participants this Plan may not be assigned other than in connection with the merger or sale of substantially all of the business and/or assets of the Company or similar transaction in which the successor or assignee assumes (whether by operation of law or express assumption) all obligations of the Company hereunder.

     7.2 This Plan shall inure to the benefit of and be enforceable by the Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant shall die while any amount would still be payable to such Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if such Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of such Participant's estate.

     8.   NOTICES.  For the purpose of this Plan, notices and all other
          -------
communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to a Participant, to the address on file with the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

          To the Company:

          6560 Rock Spring Drive
          Bethesda, Maryland  20817
          Attention:  Corporate Secretary

     9.   CLAIMS PROCEDURES; EXPENSES.
          ---------------------------

     9.1 Claim for Benefits. A Participant may file with the Committee a written claim for benefits under the Plan. The Committee shall, within a reasonable time not to exceed ninety (90) days, unless special circumstances require an extension of time of not more than an additional ninety (90) days (in which event a Participant will be notified of the delay during the first ninety (90) day period), provide adequate notice in writing to any Participant whose claim for benefits shall have been denied, setting forth the following in a manner calculated to be understood by the Participant: (i) the specific reason or reasons for the denial; (ii) specific reference to the provision or provisions of the Plan on which the denial is based; (iii) a description of any additional material or information required to perfect the claim, and an explanation of why such material or information is necessary; and
(iv) information as to the steps to be taken in order that the denial of the claim may be reviewed. If written notice of the denial of a claim has not been furnished to a Participant, and such claim has not been granted within the time prescribed in this Section 9.1 (including any applicable extension), the claim for benefits shall be deemed denied. Solely for purposes of this Section 9.1, the following provision shall apply from and after the date of a Change in
Control: the Committee reviewing such claim shall consist of two (2) persons designated by the Acquiror and one (1) person who was an employee of COMSAT Corporation prior to the Change in Control.

     9.2 Appeal of Denial. (A) A Participant whose claim for benefits shall have been denied in whole or in part, may, within sixty (60) days from either the receipt of the denial of the claim or from the time the claim is deemed denied (unless the notice of denial grants a longer period within which to respond), appeal such denial to the Vice President of Human Resources of the Company or, from and after a Change in Control, to the Vice President of Human Resources of the Acquiror (in each case, the "Vice President of Human Resources"). The Participant may, upon request, at this time review documents pertinent to his claim and may submit written issues and comments.

     (B) The Vice President of Human Resources shall notify a Participant of its decision within sixty (60) days after an appeal is received, unless special circumstances require an extension of time of not more than an additional sixty
(60) days (in which event a Participant will be notified of the delay during the first sixty (60) day period). Such decision shall be given in writing in a manner calculated to be understood by the Participant and shall include the following: (i) specific reasons for the decision; and (ii) specific reference to the provision or provisions of the Plan on which the decision is based.

     9.3 Expenses, Legal Fees. If a Participant commences a legal action to enforce any of the obligations of the Company under this Plan and it is ultimately determined that the Participant is entitled to any payments or benefits under this Plan, the Company shall pay the Participant the amount necessary to reimburse the Participant in full for all reasonable expenses (including reasonable attorneys' fees and legal expenses) incurred by the Participant with respect to such action.

     10.  MISCELLANEOUS.
          -------------

     10.1 No Waiver. No waiver by the Company or any Participant, as the case may be, at any time of any breach by the other party of, or of any lack of compliance with, any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. All other plans, policies and arrangements of the Company in which the Participant participates during the term of this Plan shall be interpreted so as to avoid the duplication of benefits paid hereunder.

     10.2 No Right to Employment. Nothing contained in this Plan or any documents relating to the Plan shall (i) confer upon any Participant any right to continue in the employ of the Company or a subsidiary, (ii) constitute any contract or agreement of employment, or (iii) interfere in any way with the right of the Company to terminate the Participant's employment at any time, with or without Cause.

     10.3 Termination and Amendment of Plan. From and after the earlier to occur of (i) the date of the signing of the Lockheed Merger Agreement, or (ii) the date of a Change in Control, the Company shall not have the right to terminate the Plan unless such termination is required by law or the Company has obtained the prior written consent of all Participants. Notwithstanding the foregoing, the Plan shall automatically terminate on the date following the termination of the Protected Period, provided that all obligations accrued by Participants prior to such termination of the Plan must be satisfied in full in accordance with the terms hereof. The Company shall have the right to amend this Plan at any time by resolution of the Board and to amend or cancel any amendments; provided, however, that no amendment to the Plan shall be made which adversely affects any Participant's rights or interests herein without the express written consent of each Participant so affected.

     10.4 Benefits not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under this Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

     10.5 Tax Withholding. All amounts payable hereunder shall be subject to applicable federal, state and local tax withholding.

     10.6 Maryland Law. This Plan shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Maryland (without regard to the conflicts of laws principles thereof), to the extent not preempted by federal law, which shall otherwise control.

     10.7. Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect. If this Plan shall for any reason be or become unenforceable by either party, this Plan shall thereupon terminate and become unenforceable by the other party as well.

                                  SCHEDULE A

                                  SCHEDULE B

                                  SCHEDULE C